Consent of Independent Registered Public Accounting Firm

The Board of Trustees of

The Dreyfus/Laurel Funds Trust:

We consent to the use of our reports, dated July 27, 2017, with respect to the financial statements of Dreyfus Emerging Markets Debt Local Currency Fund and Dreyfus Equity Income Fund, each a series of The Dreyfus/Laurel Funds Trust, as of May 31, 2017, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

                                                         /s/ KPMG LLP

New York, New York

September 26, 2017